UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009

DUKE ENERGY CORPORATION

 (Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina 28202-1904

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

DUKE ENERGY CAROLINAS, LLC

(Exact Name of Registrant as Specified in its Charter)

North Carolina	001-04928	56-0205520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina 28202-1904

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Duke Energy Carolinas, LLC (“DE Carolinas”) entered into a First Amended and Restated engineering, construction and commissioning services agreement (the “Amended Agreement”), effective as of December 21, 2009, with Shaw North Carolina, Inc. (“Shaw”).  The Amended Agreement amends and restates that certain engineering, construction and commissioning services agreement previously executed by Shaw and DE Carolinas effective as of May 5, 2008 which was filed by DE Carolinas as Exhibit 10.1 to the Form 10-Q for the quarter ended June 30, 2008 (the “Original Agreement”).  The Original Agreement provided for the construction of a new nominally-rated 620MW combustion turbine, combined cycle natural-gas fired electric generation station (the “Station”) to be located along the Yadkin River at DE Carolinas’ existing Buck steam station generating facility in Rowan County, North Carolina.  Among other changes, the Amended Agreement alters the original agreement by providing that the Station will begin operations in combined cycle mode by the winter of 2011 rather than commencing operations in simple cycle mode by the summer of 2010.  As a result of the further refinement of certain terms and conditions and other amendments to the Original Agreement, the total contract value for Shaw’s scope of work is approximately $322 million.  DE Carolinas retains the right to terminate the agreement with Shaw at any time at DE Carolinas’ convenience, subject to customary cancellation and demobilization charges in accordance with the terms of the agreement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: December 28, 2009	By:	/s/ Marc E. Manly
	Title	Group Executive, Chief Legal Officer and Corporate Secretary

DUKE ENERGY CAROLINAS, LLC

Date: December 28, 2009	By:	/s/ Marc E. Manly
	Title	Group Executive and Chief Legal Officer